Exhibit 10.1

[beachbody logo]

Via Email

April 14, 2022

Mr. Marc Suidan

Re: Offer of Employment

Dear Marc:

On behalf of Beachbody, LLC (“Beachbody” or the “Company”), a wholly-owned subsidiary of The Beachbody Company, Inc., I am pleased to offer you employment, on a full-time basis, initially as a Senior Advisor to the Company commencing on April 15, 2022 (the “Start Date”). It is the intention to seek approval from the Board of Directors of the Company (the “Board”) to appoint you as Chief Financial Officer as of May 10, 2022. Your position as CFO would report to the Chief Executive Officer.

Your base salary will be at the annualized rate of $525,000.00 payable in accordance with Beachbody’s regular payroll practices and procedures (“Base Salary”). This is an exempt position under federal and state law.

Once you have met each of the eligibility requirements, you will be entitled to participate in our comprehensive employee benefits package applicable to employees of Beachbody at your level. The terms and conditions of these benefits are set forth in the Beachbody Employee Guide and in summary plan descriptions. Attached is a brief summary of the various plans and benefits currently offered by Beachbody. You will be eligible for health care insurance (medical, dental and vision) for you and your beneficiaries at Beachbody’s expense, plus retirement benefits comparable to other employees of Beachbody at your level, subject to the terms of these plans and programs.

Currently, Beachbody offers a 401(k) savings plan with a 50% match (up to 6% of eligible salary), subject to the terms and conditions of the plan. You will be eligible for health care benefits and the 401(k) savings plan effective on the first day of the month following your Start Date. All of these benefits, and how much Beachbody or Beachbody’s employees pay for them, are subject to change from time to time at Beachbody’s sole discretion.

You will receive a monthly mobile phone allowance of $175.00 as outlined in the Mobile Devices Policy included in the Communication Expenses section of the Company’s Travel & Expense Policy. The allowance is paid automatically on the second paycheck of each month and will be included in your taxable wages.

You are eligible to participate in Beachbody’s 2022 Bonus Plan for Exempt Employees (“BPE”). Your target opportunity is 75% of your annual Base Salary (“Target Bonus”), pro-rated for your actual time employed by the Company during the calendar year, and you must be employed at Beachbody on the date the incentive is paid (if any) in order to receive an award. The terms of the BPE are reviewed annually and will be communicated to you once they have been approved.

You will be granted non-qualified stock options with a fair market value on the date of grant (in accordance with the Black-Scholes methodology as determined by the Board of Directors) of approximately $1,000,000.00. You will also be granted Restricted Stock Units (“RSUs”) with a fair market value on the date of grant of $1,000,000.00, in each case, on or as soon as reasonably practicable

400 Continental Blvd., Suite 400, El Segundo, California 90245 (310) 883-9000

Marc Suidan

Offer of Employment

April 14, 2022

following the Start Date, subject to approval by the Board (or a subcommittee thereof). The non-qualified options and the RSUs will be granted pursuant to and will be subject to the terms of Beachbody's 2021 Incentive Award Plan (the “Plan”), and to the terms of Beachbody’s then-current applicable form equity agreement, as of the “Grant Date”, which shall be defined as the earliest 15th day of a calendar month to occur on or after your Start Date (unless the New York Stock Exchange is closed on such 15th of the month, in which case the Grant Date will be the first trading date following the 15th). The non-qualified options and the RSUs granted will vest annually over four years (in equal installments of 25% each year over four years) on your Grant Date, with the initial 25% vesting twelve (12) months after your Grant Date. All vesting shall cease upon any termination of your employment. Should Beachbody implement an annual long-term incentive plan, you will be eligible to receive additional equity grants beginning in calendar year 2023 or at such later time that the plan is implemented.

If your employment is terminated after the Start Date (a) by Beachbody without Cause, or (b) by you for Good Reason, then Beachbody will 1) pay you an amount equal to 1.0 times your highest agreed upon annual Base Salary with the Company, unless a reduction in your Base Salary had been implemented during the year which was applied proportionately to other members of the Company’s executive team, in which case Beachbody will pay you an amount equal to 1.0 times your annual Base Salary at the date of termination, (the “Severance”); 2) make its normal portion of your monthly health insurance payments at your then-current coverage levels (including reimbursement for any required COBRA payments) for a period of twelve (12) months; and 3) pay you an amount equal to a pro rata portion of your Target Bonus for such partial calendar year in which the date of termination occurs, through the date of termination (“Pro-Rated Target Bonus”). The Severance and the Pro-Rated Target Bonus shall be fixed and paid to you in substantially equal installments in accordance with the Company’s normal payroll practices over the 12‑month period following your termination date, but shall commence on the first normal payroll date following the date the Release (as defined below) becomes irrevocable (the “Release Effective Date”) and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon.

Notwithstanding the foregoing, any severance payments and benefits (including, for clarity, any acceleration of vesting for Time Vesting Awards (described below)) will be conditioned upon your (or your estate’s) timely execution and non-revocation of Beachbody’s standard general release of all claims against Beachbody and related entities and persons (the “Release”). For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to this letter shall remain outstanding and eligible to vest following the date of termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the Release Effective Date.

In the event of a qualified termination leading to Severance, all outstanding Company equity awards that vest solely on the passage of time that are held by you on the date of such termination (the “Time Vesting Awards”) shall vest and, to the extent applicable, become exercisable, on an accelerated basis as of the date of termination with respect to the number of shares underlying such Time-Vesting Award that would have vested (and become exercisable, if applicable) had you remained in continuous employment with the Company beyond the date of termination for twelve (12) additional months. Notwithstanding the foregoing, in the event that the qualifying termination occurs on or within twelve (12) months following a Change in Control (as such term is defined in the Plan), then all Time Vesting Awards shall become fully vested and, to the extent applicable, exercisable.

If your employment is terminated after the Start Date by reason of your death or Disability (as such term is defined in the Plan), then in addition to any unpaid accrued obligations (i) the Company will pay you the Prorated Target Bonus in accordance with the terms and conditions of this offer letter, and (ii) all

Marc Suidan

Offer of Employment

April 14, 2022

Time Vesting Awards shall vest and, to the extent applicable, become exercisable, on an accelerated basis as of the date of termination with respect to the number of shares underlying such Time-Vesting Award that would have vested (and become exercisable, if applicable) had you remained in continuous employment with the Company beyond the date of termination for twelve (12) additional months.

“Cause” means: (i) your misconduct or intentional actions that adversely affects or threatens to adversely affect the Company or its reputation in any material respect as determined in good faith by the Board; (ii) acts or threats of violence by you in any manner affecting the Company’s reputation or otherwise connected to your employment in any way; (iii) alcohol or substance abuse by you; (iv) your wrongful destruction of Company property; (v) any crime involving fraud, embezzlement, theft, conversion or dishonesty against the Company; or any conviction, or plea of guilty or nolo contendere, in a valid court of law for any other financial crime or felony; (vi) any act of fraud or personal dishonesty by you which relates to or involves the Company in any material way, including misrepresentation on your employment application or other materials provided in the course of seeking employment (or continued employment) at the Company; (vii) unauthorized disclosure by you of confidential information of the Company; (viii) material violation by you of any written policy of the Company; or (ix) gross negligence of, or gross incompetence in, the performance of the your duties for the Company as determined in good faith by the Board.

“Good Reason” means, without your written consent: (i) a material breach of this offer letter by the Company (including the Company’s withholding or failure to pay compensation when due to you); (ii) a relocation of the Company’s principal headquarters from the greater Los Angeles metropolitan area to a location more than 50 miles from such location; (ii) a material diminution in your titles, duties, authority, or responsibilities or a change in reporting relationship that requires you to report to someone other than the CEO or the Board; or (iii) a material reduction in your Base Salary or Target Bonus, unless either such reduction is applied proportionately to other members of the Company’s executive team, and is made in the good faith belief by the Board that it is in the best interests of the Company. Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (1) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by you to constitute Good Reason within 45 days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than 90 days after the expiration of the Company’s cure period. For clarity, Good Reason shall not have occurred if the Company’s primary El Segundo, California office is moved or relocated within the greater Westside and/or South Bay Los Angeles metropolitan areas and/or the Company permits you to work from home or another physical or remote location that you may designate in writing.

All payments to you under this offer letter will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withholding any and all such taxes from amounts payable under this offer letter.

For purposes of this letter, your termination of employment shall mean your “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”). Each payment under this letter that is determined to be subject to Section 409A shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this offer letter. Notwithstanding any provision of this letter to the contrary, if you are a “specified employee” (as defined in Section 409A of the Code) as of your ”separation from service” (as defined in Section 409A of the Code), then the payment of any amounts payable hereunder that are subject to Section 409A of the Code shall be postponed in compliance with Section 409A (without any

Marc Suidan

Offer of Employment

April 14, 2022

reduction in such payments ultimately paid or provided to you) until the first payroll date that occurs after the date that is six (6) months following your “separation from service.” Any such postponed payment shall be paid in a lump sum to you on the first payroll date that occurs after the date that is six (6) months following your “separation from service.” If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to your estate within sixty (60) days after the date of your death. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A.

This offer of employment, and your continued employment at Beachbody, is contingent upon the satisfactory completion of reference/background checks. In addition, as a condition of employment, you will be required to execute a Confidentiality and Non-Solicitation Agreement and a Dispute Resolution Agreement.

This offer letter does not constitute an employment agreement for a specified term. Your employment with Beachbody, like our other employees, will be “at-will,” permitting you or Beachbody to terminate the employment relationship at any time, for any lawful reason, with or without Cause or prior notice. Your at-will status can only be modified in writing and signed by both you and the Chief Executive Officer. By your signature on this letter, you acknowledge, understand and agree that the employment relationship is at-will.

This letter will be governed by and interpreted in accordance with the laws of the State of California, without regard to the conflict of law rules thereof.

[Signature Page Follows]

Marc Suidan

Offer of Employment

April 14, 2022

I am very excited about the contribution you will make to this exciting enterprise. If you share my enthusiasm and these terms and conditions are satisfactory to you, please acknowledge and accept this offer by signing this letter and returning it to Kathy Vrabeck, Chief Strategy Officer, via email at kvrabeck@beachbody.com on or before April 15, 2022.

Very truly yours,

/Carl Daikeler/

Carl Daikeler

Chief Executive Officer

I hereby accept the Beachbody “at will” employment offer as described in this letter and understand that it does not constitute an employment contract.

Agreed to and accepted this __/15/___ day of April, 2022

___/Marc Suidan/____________________

Marc Suidan